EXHIBIT 5



April 25, 1996




Equitable of Iowa Companies
699 Walnut Street
Des Moines, Iowa  50309

Dear Ladies and Gentlemen:

I have acted as Counsel for Equitable of Iowa Companies, an Iowa corporation (the "Company"), in connection with the proposed sale of an aggregate of 60,000 shares of the Company's Common Stock (the "Shares") pursuant to the Company's 1996 Non-Employee Directors' Stock Option Plan.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and statements of officers and accountants of the Company and of public officials and such other documents as I have considered relevant and necessary for the opinion hereinafter set forth.

On the basis of the foregoing, it is my opinion that when the Shares are sold they shall have been legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Company's Registration Statement on Form S-8.

Respectfully submitted,

/s/John A. Merriman

John A. Merriman
General Counsel